EXHIBIT 10.1

EMPLOYMENT AGREEMENT

The parties to this Employment Agreement (this “Agreement”), dated as of August 15, 2006, are American Power Conversion Corporation, a Massachusetts corporation (the “Company”), and Robert Johnson (the “Executive”). Accordingly, the parties, intending to be legally bound, agree as follows:

1. Employment.

1.1 General. The Company hereby employs the Executive in the positions and capacities of President and Chief Executive Officer, and the Executive hereby accepts such employment, subject to the terms and conditions herein contained. In such capacities, the Executive agrees faithfully to perform (i) such duties and responsibilities as are customary for an executive with similar titles and positions at similar publicly-traded companies and (ii) such additional duties (consistent with his positions as President and Chief Executive Officer) as may reasonably be assigned to the Executive from time to time. The Executive acknowledges that his duties will include such matters as certification of the Company’s quarterly and annual filings with the Securities and Exchange Commission. The Executive further acknowledges that he is serving under this Agreement solely on an interim basis while and until the Company completes its search for a new President and Chief Executive Officer, and subject to the provisions hereof, the Executive may be removed from such positions, with or without cause, at anytime by the Board of Directors of the Company.

1.2 Full-Time Position. The Executive hereby agrees that, during the Employment Term he shall devote all of his business time, attention and skills to the business and affairs of the Company and its subsidiaries, except during vacation time as provided by Section 3.3 hereof and any periods of illness. The Executive agrees that, during the Employment Term, he will not seek employment with another entity. Subject to the foregoing, nothing in this Agreement shall restrict the Executive from (i) managing his personal investments, personal business affairs and other personal matters, (ii) serving on civic or charitable boards or committees or (iii) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that none of such activities, either singly or in the aggregate, interfere with the performance of his duties under this Agreement. The Executive must receive approval of the Board of Directors of the Company (“Board”) prior to assuming any directorships in accordance with any applicable policies of the Company.

2. Compensation.

2.1 Salary. Subject to the terms and conditions herein contained, during the Employment Term, the Company shall pay to the Executive, and the Executive shall accept, for all services to be rendered by him pursuant to this Agreement (including, but not limited to, any services that may be rendered by him to any subsidiary of the Company and any services that may be rendered by him as a member of the Board or of the board of any such subsidiary or any committee(s) thereof) a base salary at a rate of $500,000.00 per annum, and subject to increases, if any, as may be approved from time to time by the Board or the Compensation and Stock Option Committee of the Board (the “Compensation Committee”) in its discretion (such amount, together with any applicable increases, shall be referred to herein as the “Base Salary”). The Executive’s Base Salary shall be payable in such installments as are in effect from time to time in accordance with the regular payroll practices of the Company.

2.2 Executive Bonus. In addition to his Base Salary, the Executive shall be eligible to participate in the executive bonus program of the Company in respect of each calendar year during the Employment Term (a “Bonus”), as such Bonus may be awarded pursuant to, and in accordance with, the terms of the Company’s the executive bonus program, as then in effect. The Company’s current executive bonus program provides for the payment of a formulaic percentage of base salary actually paid to the executive for services in a calendar year.

3. Additional Benefits.

3.1 Expenses. The Company shall reimburse the Executive (upon the submission by him of reasonably itemized accounts therefore), or advance to the Executive, where appropriate, an amount for such costs and expenses as the Executive shall reasonably incur (including, among other things, business travel and business entertainment expenses) in connection with the performance by him of his duties hereunder in accordance with the Company’s policy with respect thereto as in effect from time to time during the Employment Term and reimbursement of amounts paid by him for the annual planning and preparation of his tax returns in an amount reasonable and customary for executives of similar status.

3.2 General Fringe Benefits. The Executive shall be entitled to, and the Company shall provide, such fringe benefits of the Company, with eligibility to commence on the Effective Date, including, but not limited to, participation in employee health and benefit plans and the Company’s purchase of health and/or disability insurance, which the Company may from time to time generally offer its officers during the Employment Term and for which the Executive is eligible.

3.3 Employee Time Off. The Executive shall be entitled to twenty-two (22) days of time off annually during the Employment Term in accordance with the Company’s policies and practices. The Executive shall provide the Board with reasonable prior notice of his planned vacation(s).

3.4 Other Benefits. Nothing in this Agreement shall prevent the Company from, or obligate the Company to, increase compensation (including without limitation any Base Salary or Bonus), any other payments or any other benefits to the Executive, or from deciding to provide the Executive with any benefits in addition to those provided for herein.

4. Term of Employment. The Executive’s employment hereunder shall commence on August 15, 2006 (the “Effective Date”) and shall continue until the Board of Directors elects a new President and/or Chief Executive Officer unless earlier terminated pursuant to Section 5 below. The period of such employment is herein referred to as the “Employment Term.”

5. Termination.

5.1 Death. The Employment Term shall terminate automatically in the event of the Executive’s death during the Employment Term and upon such termination, the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.5.1 hereof.

5.2 Disability. In the event of the Executive’s failure to perform his duties by reason of his becoming Disabled (as defined herein) during the Employment Term, the Company shall have the option to terminate the Employment Term, by giving written notice of such termination to the Executive, which notice shall specify the effective date of termination. Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.5.1 hereof. For purposes of this Agreement, the term “Disabled” shall mean the inability of the Executive, for medical reason(s) certified by a physician selected by the Company and reasonably satisfactory to the Executive, to substantially perform his duties hereunder for an aggregate of at least 180 days during any period of 365 consecutive days.

5.3 By the Company for Cause. The Company may, at its option, terminate the Employment Term, for any of the following reasons (each a “Cause”), upon not less than five (5) business days’ prior written notice to the Executive that a meeting of the Board will be held to consider such action, at which meeting the Executive shall be afforded an opportunity to be heard (a “Hearing”). If the Board decides to terminate the Executive at the Hearing, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.5.2 hereof:

5.3.1 Violation of Law. If the Executive is convicted of or pleads nolo contendere to (i) any misdemeanor relating to the affairs of the Company or any of its affiliates, (ii) a felony under Federal or state law, or (iii) a willful violation of any federal or state securities law.

5.3.2 Failure to Perform. If, without the prior express written consent of the Board, the Executive (i) fails to perform (other than as a result of being Disabled, as to which Section 5.2 hereof could apply), in any material respect, any of his duties or obligations to the Company or those duties or actions reasonably requested by the Board or the Chief Executive Officer of the Company, fails to observe Company policies, practices or procedures, or breaches any contract or agreement with the Company, and if such failure or breach continues for more than thirty (30) days after written notice by the

Company to the Executive specifying the nature of his failure or breach, provided, however, that if such failure or breach is incapable of being cured, in the good faith determination of the Board, the Employment Term shall terminate immediately after the date of the Hearing, (ii) takes actions or omits to take actions in connection with his duties and/or responsibilities hereunder that constitute willful misconduct or gross negligence, or (iii) commits any act of insubordination or disloyalty to the Company, its Board or management.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct as referenced in the foregoing paragraph.

5.4 By the Company Without Cause. In addition (and without prejudice) to its right to terminate the Employment Term under the provisions of Section 5.3 hereof, the Company may, at its option, terminate the Employment Term for any reason whatsoever by giving written notice of termination to the Executive, specifying the date of termination.

5.5 Payments Upon Termination. In the event that the Employment Term is terminated hereunder, the Company shall pay to the Executive the following amounts, and the Company shall thereupon have no liability or other obligation of any kind or character under or in connection with this Agreement (the effective date of any such termination is hereinafter referred to as the “Termination Date”):

5.5.1 Death or Disability. In the event that the Employment Term is terminated pursuant to Section 5.1 or Section 5.2 hereof, the Company shall pay to the Executive or to the Executive’s executor, administrator, beneficiary or personal representative (the “Representative”), as the case may be, the Base Salary due and owing through the Termination Date, payable in accordance with the Company’s regular payroll practices.

5.5.2 By the Company for Cause. In the event that the Employment Term is terminated pursuant to Section 5.3 hereof, the Company shall pay to the Executive his Base Salary due and owing to him through the Termination Date payable in accordance with the Company’s regular payroll practices.

5.5.3 By the Company without Cause. In the event that the Employment Term is terminated pursuant to Section 5.4 hereof, the Executive shall remain an employee of the Company in the position of Vice President, Solutions Delivery Group at a base salary, bonus eligibility and fringe benefits to be mutually agreed but which shall in no event be less than the salary, bonus eligibility and fringe benefits in effect with respect to the Executive immediately prior to the effective date of this Agreement subject to changes in the bonus plan and fringe benefits available to officers generally and which shall take into account the increased responsibilities of the position of Vice President, Solutions Delivery Group as compared with the Executive’s position immediately prior to the effectiveness of this Agreement. Notwithstanding the foregoing, in the event the Company does not offer the new (or comparable) position to the Executive upon the Termination Date and the Executive ceases to be an employee of the Company other than as provided in 5.1, 5.2 or 5.3, the Company shall pay to the Executive (i) his Base Salary due and owing to him through the Termination Date, payable in accordance with the Company’s regular payroll practices, and (ii) an amount equal to the Executive’s annual base salary as in effect immediately prior to the effectiveness of this Agreement.

6. Arbitration.

6.1 General. Any dispute under this Agreement, including those arising out of or relating to Section 5 hereof, shall be settled by arbitration in accordance with this Section 6.

6.2 Commencement. Either party may serve upon the other party written notice that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after the service of such notice, each of the parties shall designate a person as an arbitrator and serve written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party (if such party shall timely designate an arbitrator) shall be entitled to appoint both arbitrators. The two arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed shall fail to agree upon a third arbitrator within ten (l0) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association, or any successor thereto, or if the American Arbitration Association or its successor shall fail to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

6.3 Applicable Rules and Procedures. The arbitration shall be conducted, to the extent consistent with this Section 6, in accordance with the then prevailing rules and procedures of the American Arbitration Association or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have full right to cross-examine the experts and authorities. Unless otherwise agreed by the parties, any such arbitration shall take place in Rhode Island and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

6.4 Decision. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. Their decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. Such decision of the arbitrators shall be final and binding upon the parties hereto. In rendering their award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction and power of the arbitrators are expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may, be enforced in any court having jurisdiction.

Each of the parties hereto shall bear all of its/his own fees, costs and expenses, including attorneys’ fees, incurred by it in connection with any arbitration proceeding pursuant to this Section 6. Notwithstanding the foregoing, in the event any party fails to comply with the decision of the arbitrators and the other party undertakes any action(s) or proceeding(s) to enforce such compliance, all costs and expenses (including reasonable legal fees) incurred by the party seeking to enforce such compliance shall be borne by the party failing to so comply.

7. Non-disclosure; Non-compete; Availability.

7.1 Agreement. The Executive has been an employee of the Company prior to the date hereof, and the Executive acknowledges and agrees, as a condition precedent to the effectiveness of this Agreement, that in his employment under this Agreement he remains bound by and subject to the non-disclosure, non-competition, non-solicitation and developments agreements (the “NDA”) currently in effect with the Executive.

7.2 Availability. Reasonably subject to his employment commitments elsewhere, the Executive hereby agrees to make himself available to the Company after the termination of the Employment Term, at such reasonable time or times as may be required by the Company in connection with any pending or threatened litigation or governmental investigation involving the Company, not to exceed five (5) days in any calendar quarter unless otherwise mutually agreed. The Company shall advance or reimburse the Executive for any out-of-pocket expenses reasonably incurred by him in fulfilling his obligations under this Section 7.2 upon the submission by him of reasonably itemized accounts therefore, and shall pay the Executive a mutually agreed upon per diem fee for any days in excess of two (2) hereunder, including reasonable preparation time.

8. Miscellaneous Provisions.

8.1 Withholding. All payments required to be made to the Executive by the Company hereunder shall be subject to any applicable withholding under applicable Federal, state and local income tax laws. Any such withholding shall be based upon the most recent Form W-4 filed by the Executive with the Company, and the Executive may from time to time revise such filing.

8.2 Severability. If in any jurisdiction any term or provision hereof is adjudicated to be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate, limit or render unenforceable such provision in any other jurisdiction and (iii) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.3 Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law and the By-Laws of the Company for all amounts (including without limitation, judgments, fines, settlement payments, costs, expenses and attorneys’ fees and expenses) reasonably incurred or paid by the Executive in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or actions of the Executive as (or the Executive’s serving in the position of) a director, officer or employee of, the Company, any subsidiary or affiliate of the Company or any enterprise at the Company’s request, and shall advance to the Executive (subject to the Executive’s undertaking to repay any advances if it is determined that he is not entitled to them) the reasonable costs, including attorneys fees, of defending any such claim. The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by each of the parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to the other party hereto.

8.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, to the respective addresses as follows:

If to the Company, to:

American Power Conversion Corporation
132 Fairgrounds Road
West Kingston, RI 02892
Attn: Vice President & General Counsel

If to the Executive, to:

Robert Johnson
c/o 801 Corporate Centre Drive
O’Fallon, MO 63368

or to such other address(es) as either party hereto shall have designated by like notice to the other Party hereto.

8.6 Amendment. No provision of this Agreement may be modified, amended or discharged in any manner, except by a written instrument executed by each of the parties hereto.

8.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, including all prior or existing employment agreements. Each party hereto hereby acknowledges and agrees that, other than as contained herein, no other representations or warranties, oral or written, have been made, expressly or impliedly, by the other party hereto.

8.8 Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

8.9 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

8.10 Non-assignability.

8.10.1 By the Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; however, that the Executive may designate any of his beneficiaries to receive (and such beneficiaries shall receive) any compensation, payments or other benefits payable hereunder upon or after his death, or the foregoing may be transferred by the laws of descent or distribution.

8.10.2 By the Company. This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by it through a merger, consolidation or other business combination. Upon the occurrence of such a transaction, any such successor company resulting therefrom shall be deemed to be substituted for all purposes as the Company hereunder.

8.11 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.12 Waiver. The failure of either of the parties hereto at any time to enforce any provision of this Agreement shall not be deemed or construed to be a waiver of any such or any other provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

8.13 Capacity, etc. The Executive hereby represents and warrants to the Company and the Company hereby represents and warrants to the Executive that: (i) he (or it) has full power, authority and capacity to execute and deliver this Agreement, and to perform his (or its) obligations hereunder, (ii) said execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he (or it) is a party or is otherwise bound and (iii) this Agreement is his (or its) valid and binding obligation enforceable in accordance with its terms.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AMERICAN POWER CONVERSION CORPORATION

By:	/s/ Andrew Cole
Title: Vice President for HR & Organizational Development

/s/ Robert J. Johnson
Robert Johnson